September 20, 2019

By email

Dear Lori Love:

CleanSpark, Inc, (the “Company”), is pleased to offer you employment with the Company on terms described below.

1. Position. You are being offered the position of Chief Financial Officer. Your start date as the CFO Clean Spark will be October 7, 2019.

2. I-9 Condition of Employment. As a condition of employment, you will be required to complete online paperwork prior to the completion of your first day worked which will include a signed and satisfactorily executed Form I-9 providing sufficient documentation establishing employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law.

3. Duties. You will be responsible for such duties as are normally associated with such position including but not limited to the duties identified in a job description below. You will report directly to the Company’s CEO, President and Board of directors. CleanSpark’s regular work week is Monday through Friday.

Chief Financial Officer:

•	Create and Manage budgets for each operational segment of the business.
•	Manage cashflows to meet business objectives
•	Manage the financial process and compliance with SEC financial reporting

4. Background Check. Your employment may be contingent on the successful result of a background check.

5. Compensation.

Base Pay. Your starting base pay for this position will be $200,000 per year, paid bi-monthly. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Equity compensation: You were granted 250,000 options as the Senior Controller The options will continue to vest evenly over 36 months starting September 30, 2019. The options contain a provision that if certain change of control events occur (such as a buy-out) vesting will accelerate.

Bonuses: Within 6 weeks of initial employment, and annually thereafter the Company under the direction of the board of directors and/or the compensation committee will establish a bonus compensation structure that will be mutually agreeable but will be no less than 20% of base compensation.

Your position, job description, base pay, duties and responsibilities may be modified from time to time in the sole discretion of the company.

6. Employment Status. This position is considered exempt status for federal wage and hour purposes and is not eligible for overtime pay for hours worked in excess of 8 in a given workday or 40 hours per week. Your employment status in this position will be full-time – regularly scheduled to work 30 or more hours per week.

7. Benefits. In addition to your base pay compensation, you will be eligible to receive the benefits which are offered to Clean Spark, Inc. employees. These include:

•	Participation in a group health plan and Dental, Vision, and Life products through Ataraxis.
•	Graduated Paid Time Off per pay period based on length of employment. Paid Holidays are available to employees regularly scheduled to work 30 hours or more per week and effective on date of hire.

You will receive more information regarding the company insurance and benefits at the start of your employment. The Company reserves the right to add, amend, modify or terminate any employee benefit plans or programs.

8. Confidentiality and/or Non-Compete. As an employee of Clean Spark, LLC, you may be asked to sign a “Confidentiality” and/or a “Non-Compete” agreement as a condition of your employment.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall first issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

10. Employment Relationship. Employment with the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or the Company. Terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause and with or without notice. Other than the Company President, no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting the Company's discretion to modify the terms and conditions of employment. Only the Company President has the authority to make any such agreement and then only in writing and signed by each of the Company President and the respective employee. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy, or practice. As a new hire, your performance will be reviewed after a ninety (90) day trial period, at which time your continued employment will be evaluated. This trial period does not in any way modify the at-will status of your employment relationship with the Company.

11. Entire Agreement. If you accept this offer the provisions of this employment offer letter contain the entire agreement of the parties relating to the subject matter and supersede all prior oral and written employment agreements or arrangements between the parties. This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.

12. Representation. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything gin the performance of services hereto that would violate any such duty.

13. Expiration. This offer of employment, if not previously accepted by you, will expire two days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary.

Should you have any questions, please do not hesitate to contact me at zach@cleanspark.com

If you wish to accept this offer, please sign and date this letter and return it to the Company within seven days.

We look forward to your acceptance and to having you as part of the CleanSpark team!

Sincerely,

Zachary Bradford, President and CFO

Accepted and Agreed:

	/s/	9/20/19
Name:	Lori Love	Date:

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